Exhibit 3(i)(a)


Microfilm Number  ___________                      Filed with the Department of
                                                            State on NOV 09 1992


Entity Number________________                      /s/
                                                   -----------------------------
                                                   Secretary of the Commonwealth



                            ARTICLES OF INCORPORATION
                             DSCB: 15-1306 (Rev 89)


  X        Business-Stock (15 Pa. C.S. Section 1306)
_____
           Business-nonstock (15 Pa. C.S. Section 2102)
_____
           Business-statutory close (15 Pa. C.S. Section 2304a)
_____
           Professional (15 Pa. C.S. Section 2903)

           Management (15 Pa. C.S. Section 2701)
_____
           Cooperative (15 Pa. C.S. Section 7701)
_____


1.   The name of the Corporation is: MHB Technology, Inc.

     This Corporation is incorporated under the provisions of the Business Corporation Law of 1988.

2. The address of this Corporation's initial registered office in this Commonwealth is: 1735 Market Street, 38th Floor, Philadelphia, Philadelphia County, Pennsylvania 19103-7593.

3. The aggregate number of shares the Corporation shall have authority to issue is:

     (a) Ten Million Shares (10,000,000) of Common Stock, $.0l par value per share; and

     (b) (i) Ten Million Shares (10,000,000) of Preferred Stock, without par value.

          (ii) The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in a resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions hereof,



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               the  designation,  rights,  preferences  and  limitations  of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

               (A) The number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

               (B) The dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which, they shall be cumulative and the relative rights off priority, if any, off payment of dividends on shares off such series;

               (C) The right, it any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption;

               (D) The rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, off payment off shares of such series;

               (E) The voting power, if any, of such series and the terms and conditions under which such voting power may be exercised;

               (F) The obligation, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise and the terms and conditions of such obligations;

               (G) The terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms off adjustment, if any; and



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               (H)  Any other rights,  preferences  or limitations of the shares of such series.

                    (iii)The  authority to divide the  ~authorized  and unissued shares into classes or series, or both, and to determine for any such class or series its voting rights, designations, preferences, limitations and special rights - is vested in the Board of Directors.

4. The name and address, including street and number, if any, of each incorporator is:

         Name                               Address
         ----                               -------
         Lisa Small                         735 Market Street
                                            Philadelphia, PA 19103-7598

5. In all elections for Directors, each shareholder entitled to vote shall be entitled to only one vote for each share held, it being intended hereby to deny to shareholders of this Corporation the right of cumulative voting in the election of Directors.


     IN TESTIMONY WHEREOF, the incorporator has signed and sealed these Articles of Incoporation this 6th day of November, 1992.


                                                /s/  LISA SMALL
                                                --------------------------------
                                                LISA SMALL
                                                Sole Incorporator